SUPPLEMENT TO  PROSPECTUS  DATED MAY 3, 1999 AND REVISED  EFFECTIVE  OCTOBER 18,
                      1999 SUPPLEMENT DATED JANUARY 3, 2000

This Supplement should be retained with the current Prospectus for your variable annuity contract issued by American Skandia Life Assurance Corporation ("American Skandia"). If you do not have a current prospectus, please contact American Skandia at 1-800-SKANDIA.

PROPOSED SUBSTITUTION

American Skandia has filed an application with the Securities and Exchange Commission ("SEC") to substitute the following "Replaced Portfolio/Sub-Account" with the "Substitute Portfolio/Sub-Account".

----------------------------------------------------------------- ------ -----------------------------------------------------------
                 REPLACED PORTFOLIO/SUB-ACCOUNT                                       SUBSTITUTE PORTFOLIO/SUB-ACCOUNT

----------------------------------------------------------------- ------ -----------------------------------------------------------
----------------------------------------------------------------- ------ -----------------------------------------------------------
Alger American Growth portfolio of The Alger American Fund/AA            AST MFS Growth portfolio of American Skandia Trust/AST MFS
Growth Sub-account                                                       Growth Sub-account

----------------------------------------------------------------- ------ -----------------------------------------------------------

In the application to the SEC, American Skandia is seeking permission to allow transfers from the Replaced Portfolio/Sub-account to any other investment options available under the Annuity for a period of 30 days following the substitution without the imposition of any transfer fee. Under the proposed substitution, such transfers would not count in determining whether the maximum number of free transfers has been exceeded. Furthermore, under the proposed substitution, the transfer of Account Value from the Replaced Portfolio/Sub-account to the Substitute Portfolio/Sub-account would likewise not be subject to a transfer fee nor count in determining whether the maximum number of free transfers have been exceeded. The proposed substitution will not affect your rights or our obligations under the Annuity. American Skandia will bear any expenses in connection with the proposed substitution.

CONTRACT OWNERS WITH ACCOUNT VALUE ALLOCATED TO THE REPLACED PORTFOLIO/SUB-ACCOUNT MAY REMAIN IN THE SUB-ACCOUNT UNTIL THE EARLIEST TO OCCUR
OF: (1) THE DATE THEY TRANSFER ACCOUNT VALUE OUT OF THE REPLACED PORTFOLIO/SUB-ACCOUNT; OR (2) THE DATE THE PROPOSED SUBSTITUTION IS COMPLETED. ON OR AFTER THE DATE OF THE SUBSTITUTION, THE REPLACED PORTFOLIO/SUB-ACCOUNT WILL NO LONGER EXIST. CONTRACT OWNERS WILL NO LONGER BE ABLE TO ALLOCATE ACCOUNT VALUE TO THE REPLACED PORTFOLIO/SUB-ACCOUNT AFTER THE SUBSTITUTION DATE.

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